Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sealed Air Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-176275, 333-176267, 333-152909, 333-89090, and 333-126890) on Form S-8 and the registration statements (Nos. 333-157851 and 333-177130) on Form S-3 of Sealed Air Corporation of our report dated February 29, 2012, with respect to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Sealed Air Corporation.

Our report dated February 29, 2012 on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Sealed Air Corporation’s internal control over financial reporting as of December 31, 2011, Diversey Holdings Inc.’s internal control over financial reporting associated with total assets of $6.5 billion (of which $4.7 billion represented goodwill and intangible assets included within the scope of the assessment) and total net sales of $796 million included in the consolidated financial statements of Sealed Air Corporation and subsidiaries as of and for the year ended December 31, 2011.

/s/ KPMG LLP

Short Hills, New Jersey

February 29, 2012